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First Merchants Bank CEO Mark Hardwick to retire at the end of 2026 and President Mike Stewart to become President and CEO

MUNCIE, Ind. — October 1, 2026 – First Merchants Corporation (NASDAQ: FRME) today announced that CEO Mark Hardwick will retire at the end of the year after 29 years with the bank. The First Merchants Corporation Board of Directors announced that Mike Stewart, current First Merchants Bank President who has been with the bank for more than 18 years, will become President and CEO at the start of 2027.

“We wish Mark well and are grateful for his outstanding leadership through years of tremendous growth, including 18 acquisitions during his tenure,” said Jean Wojtowicz, Chair of the Board of Directors of First Merchants Corporation and First Merchants Bank. “We are extremely pleased to have a seasoned leader in Mike Stewart who has already proven ready to take First Merchants to the next level.”

“It’s been my great pleasure to serve as the CEO of this 133-year-old financial institution with nearly 300,000 clients, 126 locations in 3 states, and 2,200 employees who work every day to enhance the financial wellness of our communities and clients,” said Hardwick. “First Merchants is a company with a wonderful culture and endless opportunities. We have boldly stepped into those opportunities with a courageous expectant attitude.

“My faith is an important part of my life, and I want to dedicate more time to consultative faith-based leadership. My wife Cathy and I are excited about the next chapter in our life’s journey, and I am also incredibly proud of what we as a bank leadership team have accomplished together at First Merchants.”

Stewart is a familiar face to those inside and outside the Bank as an active leader in the community, currently serving on the Board of the Indianapolis Neighborhood Housing Partnership (INHP); Greater Indianapolis Progress Committee (GIPC), Indy Chamber, Indiana Chamber, Park Tudor Foundation and Second Presbyterian Foundation.

He also actively participates in Streets to Home Indy, Indiana Bankers Association, and American Heart Association. He previously served as Chairman of the Board of Bosma Industries and was a 20-year board member.

“We will continue our focus on organically growing in the communities we serve with renewed vigor,” said Stewart. “We have an excellent executive team, supported by locally based senior leaders across our footprint. Our strategy is to build on our Midwestern strength, growing through more and deeper relationships, smarter use of technology, and customer-centric products that expand our reach.

“My wife, Barb, and I have loved living in Indianapolis for 38 years and are excited for this next chapter of leading the bank to new levels of strength in Indy and in every market First Merchants is privileged to serve.”

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About First Merchants Corporation
With approximately $21 billion in assets, First Merchants Corporation (NASDAQ: FRME) is a registered bank holding company offering a full line of commercial and consumer banking services and wealth management services through First Merchants Bank and First Merchants Private Wealth Advisors in Indiana, Michigan, and Ohio. With more than 130 years of enhancing the financial wellness of the diverse communities it serves, First Merchants makes meaningful contributions through employee empowerment, philanthropy, charitable giving, financial wellness, and community home and business lending. The company has been honored for its attentive and knowledgeable service and culture by Forbes, Time Magazine, American Banker, and S&P Global Intelligence “Best Banks” awards. First Merchants attributes this recognition to a mission-driven team that is passionate about “helping you prosper” through attentiveness as its genuine and unique approach to customer service. To see how First Merchants is making a difference, go to https://www.firstmerchants.com/.